PROSPECTUS SUPPLEMENT NO. 15

(TO PROSPECTUS DATED FEBRUARY 11, 2000)

                        GENERAL SEMICONDUCTOR, INC.

     $172,500,000 of 5 3/4% Convertible Subordinated Notes due 2006 and 11,093,248 Shares of Common Stock Issuable upon Conversion of the Notes

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          This prospectus supplement no. 15 supplements and amends the prospectus dated February 11, 2000, as amended by prospectus supplement no. 1 dated February 22, 2000, prospectus supplement no. 2 dated March 1, 2000, prospectus supplement no. 3 dated March 21, 2000, prospectus supplement no. 4 dated April 3, 2000, prospectus supplement no. 5 dated April 14, 2000, prospectus supplement no. 6 dated April 28, 2000, prospectus supplement no. 7 dated July 12, 2000, prospectus supplement no. 8 dated September 18, 2000, prospectus supplement no. 9 dated October 6, 2000, prospectus supplement no. 10 dated November 3, 2000, prospectus supplement no. 11 dated December 8, 2000, prospectus supplement no. 12 dated January 26, 2001, prospectus supplement no.13 dated February 16, 2001 and prospectus supplement no. 14 dated June 22, 2001 relating to the 5 3/4 % Convertible Subordinated Notes due December 15, 2006 of General Semiconductor, Inc., a Delaware corporation, held by certain securityholders who may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

                     ADDITIONAL SELLING SECURITYHOLDERS

          The following represents an addendum to the table of selling securityholders appearing on pages 55-57 of the prospectus, as supplemented and amended:

                                                        COMMON
                                                        STOCK            COMMON
                                     PRINCIPAL         ISSUABLE          STOCK
                                     AMOUNT OF           UPON            OWNED
                                       NOTES          CONVERSION         AFTER
                                    BENEFICIALLY       OF THE         COMPLETION
                                     OWNED AND        NOTES AND         OF THE
         NAME                     OFFERED HEREBY    OFFERED HEREBY     OFFERING
         ----                     --------------    --------------    ----------

Global Bermuda Limited
  Partnership                        $650,000           41,800            -
Lakeshore International Ltd.       $1,350,000           86,816            -

          The prospectus, together with prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, prospectus supplement no. 4, prospectus supplement no. 5, prospectus supplement no. 6, prospectus supplement no. 7, prospectus supplement no. 8, prospectus supplement no. 9, prospectus supplement no. 10, prospectus supplement no. 11, prospectus supplement no. 12, prospectus supplement no. 13, prospectus supplement no. 14, and this prospectus supplement no. 15 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the common stock issuable upon conversion of the notes. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

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          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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        THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 10, 2001.